CONTACT:       Bruce Zurlnick                        Melissa Myron/Rachel Albert
               Senior Vice President and             Financial Dynamics
               Chief Financial Officer               (212) 850-5600
               Finlay Enterprises, Inc.
               (212) 808-2800

FOR IMMEDIATE RELEASE

                       FINLAY ENTERPRISES PROVIDES UPDATE
                           ON HOST STORE RELATIONSHIPS

NEW YORK, NY - SEPTEMBER 28, 2005 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a
leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today provided an update regarding the expected impact of the Federated/May merger on its business.

Taking into account the division realignment and store divestitures which
Federated has previously announced, Finlay expects to ultimately operate approximately 404 Federated doors compared to the 588 doors the Company is currently operating in today. Finlay will operate in four of the seven Macy's divisions as well as the Bloomingdale's and Lord & Taylor store groups. The number of doors by store division is expected to be as follows:

Macy's South               119
Macy's Midwest             106
Macy's North                55
Macy's Northwest            38
Bloomingdale's              33
Lord & Taylor               53

As a result of Federated's recently announced integration plans, Finlay expects to no longer operate in the following 194 locations:

     o    142 stores under various regional nameplates that are slated to be phased into the Macy's East and West divisions, which are Federated divisions in which Finlay has not historically operated. Finlay anticipates the transition of these stores to begin after Mother's Day and be completed by August 1, 2006.

     o    48 stores that were previously announced to be slated for divestiture.

     o    4 stores that will be closed in preparation for reopening as
          Bloomingdale's locations.

In fiscal 2004, the above 194 locations accounted for approximately $242 million of revenue, or approximately 24% of Finlay's projected fiscal 2005 total annual sales of $1 billion. Finlay is currently evaluating the impact these closings will have on its financial results and operating covenants under its loan agreements for fiscal 2005 and beyond. The Company anticipates receiving appropriate approvals from its lenders, where necessary.

In addition to the store closings listed above, Finlay expects to gain approximately 11 new doors as a result of the realignment, as follows:

     o    3 new Bloomingdale's stores;

     o    4 stores that will be moved from Macy's East or West to one of the
          Federated divisions in which Finlay operates; and

     o    4 new doors that are scheduled to open in fall 2005.

 These 11 new doors are expected to generate approximately $15 million of revenue on an annual basis. The net effect of the new doors listed above, combined with the 194 store closings and one door which was originally scheduled to close this Fall, is a net loss of 184 Federated locations.

The other areas of Finlay's business, which as of July 30, 2005 included 254 doors with independent host store groups, 114 doors with certain divisions of
Saks Incorporated, and 34 Carlyle retail locations, will not be impacted by the
Federated realignment.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises,
Inc. commented, "We are disappointed that our total store base will be reduced.
However, our core business remains solid and we will intensify our ongoing efforts to add new sources of growth to our business. Specifically, we have been working on expanding other current host store relationships and extending our operations to new host stores, as well as continuing to look for complementary acquisition opportunities. We have been pleased with the integration and performance thus far of our recently acquired Carlyle subsidiary, and believe that further diversification of our business will be an integral component to ensuring long-term shareholder value."

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $923.6 million in fiscal 2004. The number of locations at the end of the second quarter of fiscal 2005 totaled 993, including 34 Carlyle specialty jewelry stores.

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